Exhibit 99.1
Contact:
Michael Watts
Vice president, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Financial Results for First Quarter 2009
— Company Posts Non-GAAP EPS of $0.511, Excluding $0.02 of Expenses
Related to Tepnel Acquisition —
— Product Sales Increase 11%, or 15% on a Constant Currency2 Basis —
— Company Generates Total Revenues of $116.2 Million, Operating Cash Flows of $52.0 Million —
SAN DIEGO, CA, April 30, 2009 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported financial results for the first quarter of 2009, including non-GAAP earnings per share (EPS) of $0.51.
“Gen-Probe posted good financial results in the first quarter of 2009, highlighted by a new record in clinical diagnostics product sales, despite significant foreign exchange headwinds,” said Henry L. Nordhoff, the Company’s chairman and chief executive officer. “In recent weeks, we also completed our Tepnel acquisition and decided to begin a U.S. clinical trial of our PCA3 prostate cancer test, both of which we expect to drive future growth.”
As expected, total revenues and net income declined in the first quarter of 2009 compared to the prior year period because the Company recorded $16.4 million of revenue from Bayer in the first quarter of 2008. This non-recurring revenue, which added $0.20 to EPS in the prior year period, represented the third and final payment due to Gen-Probe in connection with the 2006 settlement of the companies’ patent infringement litigation.
In the first quarter of 2009, product sales were $112.5 million, compared to $101.5 million in the prior year period, an increase of 11%. Compared to the first quarter of 2008, the stronger U.S. dollar reduced product sales growth by an estimated 4%. Total revenues for the first quarter of 2009 were $116.2 million, compared to $122.6 million in the prior year period, a decrease of 5%. Net income was $27.0 million ($0.51 per share) on a non-GAAP basis in the first quarter of 2009, compared to $31.9 million ($0.58 per share) on a GAAP basis in the prior year period, a decrease of 15% (12% per share). Gen-Probe’s non-GAAP results for the first quarter of 2009 exclude $1.6 million ($0.02 per share) of expenses related to the Company’s acquisition of Tepnel. Including these expenses, and on a GAAP basis, net income in the first quarter of 2009 was $25.7 million ($0.48 per share).

[1]	In this press release, all per share amounts are calculated on a fully diluted basis. Non-GAAP EPS excludes $1.6 million ($0.02) of expenses related to the Company’s acquisition of Tepnel. Some totals may not foot due to rounding.

[2]	In this press release, “constant currency” revenue growth rates assume that average foreign exchange rates in the first quarter of 2009 were equal to those in the first quarter of 2008.

Detailed Results
Gen-Probe’s clinical diagnostics sales in the first quarter of 2009 benefited from continued growth of the APTIMA Combo 2® assay, an amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC). Sales of this assay increased based on market share gains on both the Company’s semi-automated instrument platform and on the high-throughput, fully automated TIGRIS® system. Revenue from the PACE® product line, the Company’s non-amplified tests for the same microorganisms, declined in the first quarter compared to the prior year period, in line with Gen-Probe’s expectations. Clinical diagnostics sales also were negatively affected by the stronger U.S. dollar, which reduced growth by an estimated 2% compared to the prior year period.
In blood screening, product sales in the first quarter of 2009 benefited from $8.2 million of one-time revenue associated with the previously announced renegotiation of the Company’s collaboration agreement with Novartis Vaccines and Diagnostics. Novartis markets the collaboration’s blood screening products worldwide. This benefit was largely offset, however, by the stronger U.S. dollar, which reduced growth by an estimated $2.9 million, or 6%; by $3.9 million of reduced instrument sales to Novartis due to the timing of orders; and by $1.3 million of lower West Nile virus assay shipments due to ordering patterns.
Product sales were, in millions:

	Three Months Ended March 31,		Change
				Constant
	2009	2008	Reported	Currency

Clinical diagnostics	$59.6	$52.5	14%	16%
Blood screening	$52.9	$49.0	8%	14%

Total product sales	$112.5	$101.5	11%	15%
Collaborative research revenues for the first quarter of 2009 were $1.7 million, compared to $2.5 million in the prior year period, a decrease of 32% that resulted primarily from two factors: lower reimbursement from Novartis of shared development expenses in the companies’ blood screening collaboration; and the absence of reimbursement from 3M resulting from the termination of the companies’ collaboration regarding healthcare-associated infections.
Royalty and license revenues for the first quarter of 2009 were $2.0 million, compared to $18.6 million in the prior year period. As discussed, this significant decrease resulted primarily from $16.4 million of revenue from Bayer that was recorded in the prior year period. This revenue represented the third and final payment due in connection with the 2006 settlement of the companies’ patent infringement litigation.
Gross margin on product sales in the first quarter of 2009 was 70.4%, compared to 67.8% in the prior year period. This improvement resulted primarily from the renegotiated blood screening agreement with Novartis, increased sales of APTIMA® assays, and lower instrument sales. These benefits were offset in part by the stronger U.S. dollar and by unfavorable manufacturing variances.
Research and development (R&D) expenses in the first quarter of 2009 were $25.0 million, compared to $23.1 million in the prior year period, an increase of 8%. This increase resulted primarily from costs associated with U.S. clinical trials of the investigational APTIMA® human papillomavirus (HPV) assay and the development of a fully automated instrument system for low- and mid-volume labs, known as PANTHER.
Marketing and sales expenses in the first quarter of 2009 were $11.1 million, compared to $11.9 million in the prior year period, a decrease of 7% that resulted primarily from the timing of specific studies associated with the Company’s ongoing European market development efforts for the APTIMA Combo 2, APTIMA HPV and PROGENSATM PCA3 assays.

General and administrative (G&A) expenses in the first quarter of 2009 were $13.8 million, compared to $11.9 million in the prior year period, an increase of 16% that resulted primarily from $1.6 million of expenses associated with the acquisition of Tepnel. As described above, these transaction-related costs have been excluded from the Company’s non-GAAP results for the first quarter. Gen-Probe expects to record additional Tepnel-related charges in the second quarter, which also will be excluded from the Company’s non-GAAP results.
Total other income in the first quarter of 2009 was $4.6 million, compared to $5.7 million in the prior year period, a decrease of 19% that resulted primarily from the $1.6 million gain recorded in the first quarter of 2008 related to the Company’s sale of its equity investment in Molecular Profiling Institute.
Gen-Probe continues to have a strong balance sheet. As of March 31, 2009, the Company had $652.6 million of cash, cash equivalents and marketable securities, and $170.0 million outstanding under a revolving credit facility. The Company currently pays interest on funds borrowed under the credit facility at a floating rate 0.6 percent above the one-month London Interbank Offered Rate (LIBOR), which was recently 0.5 percent.
In the first quarter of 2009, Gen-Probe generated net cash of $52.0 million from its operating activities, more than double the Company’s net income. The Company also repurchased approximately 0.9 million shares of its common stock for $35.6 million during the quarter.
Updated 2009 Financial Guidance
“We are updating our guidance based on our solid first-quarter performance and our Tepnel acquisition,” said Herm Rosenman, the Company’s senior vice president of finance and chief financial officer. “We continue to expect solid growth from our STD franchise, new products and recently acquired business, although we anticipate that blood screening growth will be pressured by the strong dollar and increasing competitive pressures.”
In the table below, Gen-Probe’s non-GAAP guidance excludes certain expenses related to the Tepnel acquisition, namely transaction costs and the increase in non-cash depreciation and amortization expense required under the rules of purchase accounting. These expenses are forecast to total between $8 million and $10 million in 2009, equating to between ($0.10) and ($0.13) of EPS on a GAAP basis.

	Current Guidance	Current Guidance	Previous Guidance
	(non-GAAP)	(GAAP)	(GAAP)*

Total revenues	$490 to $510 million	$490 to $510 million	$460 to $490 million
Product gross margins	68% to 70%	68% to 70%	69% to 72%
R&D expenses	21% to 23%	21% to 23%	20% to 22%
Marketing and sales expenses	10% to 11%	11% to 12%	10% to 11%
G&A expenses	10% to 11%	11% to 12%	10% to 11%
Tax rate	33% to 34%	33% to 34%	34%
Diluted shares outstanding	52 million	52 million	52 to 54 million
EPS	$1.85 to $2.00	$1.72 to $1.90	$1.80 to $2.05

*	Did not include revenues or expenses associated with the acquisition of Tepnel.

Recent Events
•	Carl Hull Elected CEO. On March 23, Gen-Probe announced that its board of directors had elected Carl W. Hull the Company’s new chief executive officer (CEO), effective May 18, 2009. Mr. Hull, currently the Company’s president and chief operating officer, will become CEO following the retirement of current CEO Henry L. Nordhoff. Mr. Hull also is expected to join the Company’s board of directors at that time.

•	Tepnel Acquisition Completed. On April 8, Gen-Probe announced that the Company had completed its acquisition of Tepnel Life Sciences plc, a rapidly growing molecular diagnostics and pharmaceutical services company based in the United Kingdom. The acquisition brings Gen-Probe new growth opportunities in transplant diagnostics, genetic testing and pharmaceutical services, and accelerates the Company’s European expansion strategy.

•	New Credit Facility. On March 2, Gen-Probe announced it was borrowing $170.0 million under a newly issued credit facility to finance its pending acquisition of Tepnel and for other general corporate purposes, including its existing share repurchase program. The maximum amount that may be borrowed under the facility was increased in April to $250.0 million, under which the Company has borrowed $240.0 million.

•	U.S. Clinical Trial for PCA3. On April 29, Gen-Probe announced that it intends to initiate a U.S. clinical trial for its investigational PCA3 assay. The trial is expected to begin in the third quarter of 2009 and take approximately a year to complete. The Company also announced that it had amended its PCA3 license agreement with DiagnoCure, and will acquire $5 million of newly issued DiagnoCure convertible preferred stock.

•	Victory in HPV Arbitration. On April 1, Gen-Probe announced that the Company, along with its co-respondents F. Hoffmann-La Roche Ltd. and Roche Molecular Systems, Inc., had prevailed in its arbitration with Digene (now Qiagen) concerning the Company’s supply and purchase agreement with Roche for HPV products.
Webcast Conference Call
A live webcast of Gen-Probe’s first quarter 2009 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is 866-454-1437 for domestic callers and 203-369-1239 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 25 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,200 people. For more information, go to www.gen-probe.com.
Trademarks
APTIMA, APTIMA COMBO 2, PACE, PROGENSA and TIGRIS are trademarks of Gen-Probe Incorporated. ULTRIO and PROCLEIX are trademarks of Chiron, a business unit of Novartis Vaccines and Diagnostics. All other trademarks are the property of their owners.

About Non-GAAP Financial Measures
To supplement Gen-Probe’s financial results for the first quarter of 2009 and its updated 2009 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, non-GAAP G&A expenses, non-GAAP effective income tax rate, and non-GAAP EPS. Gen-Probe’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of core business results. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under “Updated 2009 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestone payments, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2009 financial targets, (ii) the risk that we may not integrate acquisitions such as Tepnel successfully, (iii) the possibility that the market for the sale of our new products, such as our TIGRIS system, PROCLEIX ULTRIO assay and PROGENSA PCA3 assay, may not develop as expected, (iv) the enhancement of existing products and the development of new products, including products, if any, to be developed under our industrial collaborations, may not proceed as planned, (v) the risk that products, including the investigational PROGENSA PCA3 assay for which we expect to begin clinical trials shortly, may not be approved by regulatory authorities or commercially available in the time frame we anticipate, or at all, (vi) the risk that we may not be able to compete effectively, (vii) the risk that we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) our dependence on Novartis, Siemens (as assignee of Bayer) and other third parties for the distribution of some of our products, (ix) our dependence on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. This list includes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$286,195	$60,122
Marketable securities	366,395	445,056
Trade accounts receivable, net of allowance for doubtful accounts of $600 and $700 at March 31, 2009 and December 31, 2008, respectively	35,206	33,397
Accounts receivable — other	1,886	2,900
Inventories	52,175	54,406
Deferred income tax — short term	5,965	7,269
Prepaid income tax	—	2,306
Prepaid expenses	14,144	15,094
Other current assets	5,699	6,135

Total current assets	767,665	626,685

Marketable securities	32,677	—
Property, plant and equipment, net	142,799	141,922
Capitalized software, net	12,780	13,409
Goodwill	18,621	18,621
Deferred income tax — long term	12,286	12,286
Licenses, manufacturing access fees and other assets, net	56,483	56,608

Total assets	$1,043,311	$869,531

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,788	$16,050
Accrued salaries and employee benefits	19,434	25,093
Other accrued expenses	6,239	4,027
Income tax payable	8,491	—
Short-term borrowings	170,000	—
Deferred revenue — short term	1,592	1,278

Total current liabilities	221,544	46,448

Non-current income tax payable	4,671	4,773
Deferred income tax — long term	54	55
Deferred revenue — long term	2,167	2,333
Deferred compensation plan liabilities	2,244	2,162

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 52,068,633 and 52,920,971 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	5	5
Additional paid-in capital	353,304	382,544
Accumulated other comprehensive income	5,419	3,055
Retained earnings	453,903	428,156

Total stockholders’ equity	812,631	813,760

Total liabilities and stockholders’ equity	$1,043,311	$869,531

Gen-Probe Incorporated
Consolidated Statements of Income — GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Revenues:
Product sales	$112,522	$101,507
Collaborative research revenue	1,675	2,459
Royalty and license revenue	1,986	18,597

Total revenues	116,183	122,563

Operating expenses:
Cost of product sales	33,314	32,636
Research and development	24,998	23,066
Marketing and sales	11,055	11,908
General and administrative	13,846	11,937

Total operating expenses	83,213	79,547

Income from operations:	32,970	43,016
Other income/(expense)
Interest income	4,882	4,207
Interest expense	(151)	—
Other income/(expense)	(142)	1,473

Total other income, net	4,589	5,680

Income before income tax	37,559	48,696

Income tax expense	11,812	16,751

Net income	$25,747	$31,945

Net income per share:
Basic	$0.49	$0.59

Diluted	$0.48	$0.58

Weighted average shares outstanding:
Basic	52,407	53,796

Diluted	53,126	55,023

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2009			March 31, 2008
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$112,522	$—	$112,522	$101,507	$—	$101,507
Collaborative research revenue	1,675	—	1,675	2,459	—	2,459
Royalty and license revenue	1,986	—	1,986	18,597	—	18,597

Total revenues	116,183	—	116,183	122,563	—	122,563

Operating expenses:
Cost of product sales	33,314	—	33,314	32,636	—	32,636
Research and development	24,998	—	24,998	23,066	—	23,066
Marketing and sales	11,055	—	11,055	11,908	—	11,908
General and administrative	12,244	1,602	13,846	11,937	—	11,937

Total operating expenses	81,611	1,602	83,213	79,547	—	79,547

Income from operations	34,572	(1,602)	32,970	43,016	—	43,016
Other income/(expense) Interest income	4,882	—	4,882	4,207	—	4,207
Interest expense	(151)	—	(151)	—	—	—
Other income/(expense)	(142)	—	(142)	1,473	—	1,473

Total other income, net	4,589	—	4,589	5,680	—	5,680

Income before income tax	39,161	(1,602)	37,559	48,696	—	48,696

Income tax expense	12,187	(375)	11,812	16,751	—	16,751

Net income	$26,974	$(1,227)	$25,747	$31,945	$—	$31,945

Net income per share:
Basic	$0.51	$(0.02)	$0.49	$0.59	$—	$0.59

Diluted	$0.51	$(0.02)	$0.48	$0.58	$—	$0.58

Weighted average shares outstanding:
Basic	52,407	52,407	52,407	53,796	—	53,796

Diluted	53,126	53,126	53,126	55,023	—	55,023

Gen-Probe Incorporated
Consolidated Statements of Income — Non-GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Revenues:
Product sales	$112,522	$101,507
Collaborative research revenue	1,675	2,459
Royalty and license revenue	1,986	18,597

Total revenues	116,183	122,563

Operating expenses:
Cost of product sales	33,314	32,636
Research and development	24,998	23,066
Marketing and sales	11,055	11,908
General and administrative	12,244	11,937

Total operating expenses	81,611	79,547

Income from operations	34,572	43,016
Other income/(expense)
Interest income	4,882	4,207
Interest expense	(151)	—
Other income/(expense)	(142)	1,473

Total other income, net	4,589	5,680

Income before income tax	39,161	48,696

Income tax expense	12,187	16,751

Net income	$26,974	$31,945

Net income per share:
Basic	$0.51	$0.59

Diluted	$0.51	$0.58

Weighted average shares outstanding:
Basic	52,407	53,796

Diluted	53,126	55,023

Gen-Probe Incorporated
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Operating activities:
Net income	$25,747	$31,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,748	8,608
Amortization of premiums on investments, net of accretion of discounts	1,523	1,735
Stock-based compensation charges	5,758	5,192
Stock-based compensation income tax benefits	126	369
Excess tax benefit from stock-based compensation	(127)	(145)
Gain on sale of investment in Molecular Profiling Institute, Inc.	—	(1,600)
Changes in assets and liabilities:
Trade and other accounts receivable	(784)	3,842
Inventories	2,223	(1,796)
Prepaid expenses	945	3,447
Other current assets	436	(1,161)
Other long term assets	(1,161)	(743)
Accounts payable	(219)	3,181
Accrued salaries and employee benefits	(5,657)	(3,069)
Other accrued expenses	2,217	965
Income tax payable	10,709	15,663
Deferred revenue	147	(45)
Deferred income tax	1,305	688
Deferred rent	—	(10)
Deferred compensation plan liabilities	82	454

Net cash provided by operating activities	52,018	67,520

Investing activities:
Proceeds from sales and maturities of marketable securities	84,008	97,290
Purchases of marketable securities	(37,124)	(181,546)
Purchases of property, plant and equipment	(7,525)	(20,033)
Purchases of intangible assets, including licenses and manufacturing access fees	(205)	(194)
Proceeds from sale of investment in Molecular Profiling Institute, Inc.	—	4,100
Other assets	(13)	75

Net cash provided by (used in) investing activities	39,141	(100,308)

Financing activities:
Excess tax benefit from stock-based compensation	127	145
Repurchase and retirement of restricted stock for payment of taxes	(34)	(41)
Repurchases of common stock	(35,627)	—
Proceeds from issuance of common stock	534	3,027
Borrowings under credit facility	170,000	—

Net cash provided by financing activities	135,000	3,131

Effect of exchange rate changes on cash and cash equivalents	(86)	(7)

Net increase (decrease) in cash and cash equivalents	226,073	(29,664)
Cash and cash equivalents at the beginning of period	60,122	75,963

Cash and cash equivalents at the end of period	$286,195	$46,299